UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2008

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-26057	82-0507874
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15 Schoen Place, Pittsford, New York 14534
(Address of principal executive offices) (Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2008, our Board of Directors agreed to expand our Board of Directors and appointed John F. Lanzafame, our current Chief Executive Officer, Travis E. Baugh and Harold Gubnitsky as members of the Board of Directors. Furthermore, at a meeting of the executive committee of the Board of Directors on February 1, 2008, Stan Yakatan, a current member of our Board of Directors, was elected to the position of Chairman of the Board.

John F. Lanzafame joined Biophan in 2004 and has served as interim Chief Executive Officer since September 2007, and previously served as Chief Operating Officer since 2006. He leads operations and business development for the Company. He has served as Vice President- Business Development and President of Nanolution, LLC, the drug delivery division of Biophan. From 1989 to 2004, Mr. Lanzafame was employed by STS Biopolymers, Inc., a privately held medical device company that marketed high performance polymer-based coatings for the medical device industry, including drug eluting surfaces for devices such as coronary stents and indwelling catheters, serving in a variety of positions from 1989 to 2003 and as President beginning in 2003. Mr. Lanzafame left STS Biopolymers in 2004, following sale of the company to Angiotech Pharmaceuticals. Mr. Lanzafame is a member of the Board of Directors of NaturalNano, Inc.

Travis E. Baugh is the founder, President and CEO of Lifecap Resources, a consulting group providing early-stage life science companies with strategic expertise. Mr. Baugh served as Executive Vice President and Chief Financial Officer of Micromed Cardiovascular, Inc. from 1995 through 2005 and as its President and Chief Executive Officer from January 2005 through September 2006. From MicroMed Technology’s inception in 1995 to March 2003, Mr. Baugh served as a Director and also served as its Senior Vice President from its inception to October 2003. From 1991 to 1994, Mr. Baugh served as Senior Vice President and Chief Financial Officer of Grasso Corporation, a publicly traded company, where he also directly managed the activities of Medic Systems, a division of Grasso that provided remote paramedical services. Mr. Baugh was previously a Senior Accountant with Arthur Young & Company and is a Certified Public Accountant. Mr. Baugh currently sits on the board of DFB Pharmaceuticals and is a member of its audit committee. Mr. Baugh received a BBA in accounting from the University of Texas in 1997 and is a certified public accountant in the State of Texas.

Harold Gubnitsky is the Executive Vice President of XL Techgroup, Inc., a company focused on inventing and growing new companies in the MedTech, BioTech and environmental business sectors. Mr. Gubnitsky sits on several company Boards, leads and participates in strategic initiatives for a number of XL TechGroup companies. Mr. Gubnitsky heads up a XL TechGroup corporate development projects, and leads strategic relationships with corporate partners such as Procter & Gamble, Kraft and AES. Mr. Gubnitsky is a seasoned executive who has worked with and within several large, medium and small corporations with a wide range of responsibilities spanning executive management and operations. Business experiences have included capital raising, starting companies, executing a company sale and merger and leadership through initial public offerings. Mr. Gubnitsky has extensive international experience across Europe, Asia and Latin America. In 2001, Mr. Gubnitsky founded a technology services company called Semtor Corporation, serving as its CEO. Prior to Semtor, he was an officer and senior executive of Proxicom, a technology business consulting firm with a market capitalization in excess of US$1.5 billion. Previously, Mr. Gubnitksy served as vice president of US based Cambridge Technology Partners where he led numerous vendor/partner relationships. In addition, he was responsible for selling and managing several Fortune 100 relationships. He also served as part of the management team of Accenture/Andersen Consulting. Mr. Gubnitsky received degrees both business management and computer science and actively participates on several community boards and advisory councils.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Dated: February 5, 2008	By:	/s/ John F. Lanzafame
Name: John F. Lanzafame
Title: Chief Executive Officer